                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant                           /X/
Filed by a Party other than the Registrant        / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  CORTECH, INC.
     ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1.   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2.   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4.   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5.   Total fee paid:

          ----------------------------------------------------------------------


/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount previously paid:

          ----------------------------------------------------------------------
     2.   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     3.   Filing Party:

          ----------------------------------------------------------------------
     4.   Date Filed:

          ----------------------------------------------------------------------

                                     [LOGO]






                                                  April 23, 1997

TO OUR STOCKHOLDERS:

     You are cordially invited to attend Cortech, Inc.'s Annual Meeting of Stockholders, which will begin at 9:00 a.m. local time, Wednesday, May 28, 1997 at The Red Lion Hotel, 3203 Quebec Street, Denver, Colorado.

     Stockholders will vote on the proposals detailed in the attached proxy statement, and we will present a brief status report on the Company's operations.

     Regardless of your plans to join us on May 28th, we hope you will sign, date and return your proxy card at your earliest convenience. We look forward to your reply.

                                        Sincerely,




                                        Kenneth R. Lynn
                                        President and Chief
                                        Executive Officer

                                  CORTECH, INC.
                                6850 N. Broadway
                             Denver, Colorado 80221

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 28, 1997

TO THE STOCKHOLDERS OF CORTECH, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cortech, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 28, 1997 at 9:00 a.m. local time at The Red Lion Hotel, 3203 Quebec Street, Denver, Colorado for the following purposes:

     1. To elect one director to hold office until the 2000 annual meeting of stockholders or until his successor is elected and has qualified.

     2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 3, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                              By Order of the Board of Directors



                              Joseph L. Turner
                              Secretary


Denver, Colorado
April 23, 1997



--------------------------------------------------------------------------------
     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN
AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID
IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE.  EVEN IF YOU
HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE
MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                                 CORTECH, INC.
                                6850 N. Broadway
                             Denver, Colorado 80221

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 28, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Cortech, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 28, 1997, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Red Lion Hotel, 3203 Quebec Street, Denver, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 23, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 3, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 3, 1997 the Company had outstanding and entitled to vote 18,518,079 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 6850 N. Broadway, Denver, Colorado 80221, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.



                                       1.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company not later than December 17, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                    PROPOSAL 1

                               ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws, each as amended, provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of five members. There are two directors in the class whose term of office expires in 1997. One director in this class is not standing for re-election as a result of a reduction in the number of directors. The one nominee for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, the nominee would serve until the 2000 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

     Set forth below is biographical information for the person nominated and each person whose term of office as a director will continue after the Annual Meeting.

                     THE BOARD OF DIRECTORS RECOMMENDS
                   A VOTE IN FAVOR OF THE NAMED NOMINEE.


NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

     CLASS III DIRECTOR

DONALD KENNEDY, PH.D.

     Dr. Kennedy, 65, has been a director of the Company since July 1993 and is a member of the Nominating and Compensation Committees. He has served on Stanford University's faculty since 1960 and has been President Emeritus and Bing Professor of Environmental Studies since 1992. He served as President of Stanford University from 1980 to 1992. Dr. Kennedy received his Ph.D. in biology from Harvard University. From 1976 to 1977, he was senior consultant to the Office of Science and Technology Policy in the Ford White House, and he served for two and one-half years as Commissioner of the FDA during the Carter presidency.



                                      2.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

     CLASS I DIRECTORS

KENNETH R. LYNN

     Mr. Lynn, 43, has been a director of the Company and its President and Chief Executive Officer since February 1995 and has served as Chairman of the Board since April 1997. He is a member of the Executive, Nominating and Equity Committees. Prior to becoming the Company's Chief Executive Officer, he was the Company's Vice President, Business Development and General Counsel from February 1993 until November 1994, when he was promoted to Senior Vice President, Corporate Development and General Counsel. He served as Secretary of the Company from March 1993 through March 1995. From August 1991 to January 1993, he served as Vice President, General Counsel and Corporate Secretary at U.S. Bioscience, Inc., a pharmaceutical company. From 1984 to July 1991, he served in various legal positions at Marion Merrell Dow Inc. (now Hoechst Marion Roussel), most recently as Corporate Counsel. Mr. Lynn received his J.D. from the University of Kansas in 1981 and his M.B.A. from Rockhurst College in 1990.

ALLEN MISHER, PH.D.

     Dr. Misher, 64, has been a director of the company since October 1994. He is a member of the Compensation and Nominating Committees. Dr. Misher is President Emeritus of the Philadelphia College of Pharmacy and Science, where he served from January 1984 until December 1994. He earned his Ph.D. in Physiology from the University of Pennsylvania. He is also a director of U.S. Healthcare, Inc., U.S. Bioscience, G.D. Searle & Company, OraVax, Inc., Synthes (U.S.A.) and Litmus Concepts.


DIRECTOR CONTINUING IN OFFICE UNTIL 1999 ANNUAL MEETING

     CLASS II DIRECTOR

BERT FINGERHUT

     Mr. Fingerhut, 53, has been a director of the Company since 1988 and served as Chairman of the Board from June 1991 to April 1997. He is a member of the Executive, Audit and Compensation Committees. Mr. Fingerhut presently pursues private business and conservation interests. From 1984 to 1985, he was Special Limited Partner and Senior Vice President of Odyssey Partners, a private investment partnership. From 1965 to 1983, he was General Partner, Managing Director, Executive Vice President and Director of Research of Oppenheimer & Company, Inc., an investment banking firm. Mr. Fingerhut is Chairman of the Board of Directors of Toxics Targeting, a private company based in Ithaca, N.Y. that tracks and provides information on toxic waste sites. He is currently a member of the Executive Committee of the Governing Council of the Wilderness Society, the Vice-Chairman of the Board of Directors of the Southern Utah Wilderness Alliance, a director of the Grand Canyon Trust and Trustee of the Alaska Conservation Foundation.

CHARLES COHEN

     Dr. Cohen, 46, has served as a director of the Company since December 1996. He is a member of the Audit and Compensation Committees. He currently is Chief Scientific Officer and a director of Creative BioMolecules, Inc. He has served in various positions at Creative BioMolecules, Inc. since co-founding it in 1985, including as President and Chief Executive Officer. Dr Cohen received his B.A. from the State University of New York at Buffalo and his Ph.D. in Basic Medical Science from New York University School of Medicine. Additionally, Dr. Cohen served as a Research Fellow in the Department of Biophysics and Biochemistry at the University of Virginia.


                                       3.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1996, the Board of Directors held four meetings. The Board has an Audit Committee, a Compensation Committee, and an Equity Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which is composed of Messrs. Fingerhut and Jerde, met two times during such fiscal year.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to officers, employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which is composed of Mr. Fingerhut and Drs. Kennedy and Misher, met one time during such fiscal year.

     The Equity Committee administers the Company's stock option plans for non-officer employees only and makes stock option grants to such employees not in excess of 20,000 shares. All option grants in excess of this limit and all option grants to officers must be approved by the Compensation Committee. The Equity Committee is currently composed of Mr. Lynn.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board of Directors and committees of the Board, and for election as officers of the Company, and, in connection with such duties, monitors and makes recommendations with respect to compensation of directors. No procedure has been established for the consideration of nominees recommended by the stockholders. In addition, the Nominating Committee reviews certain matters of Board governance, including evaluation
of committee structure and function and Board performance.   The Nominating
Committee, which is composed of Mr. Lynn and Drs. Kennedy and Misher, did not meet during such fiscal year.

     During the fiscal year ended December 31, 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which each was a director or committee member, respectively.





                                      4.

                                    PROPOSAL 2

                   RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP.

                                THE BOARD OF DIRECTORS RECOMMENDS
                                  A VOTE IN FAVOR OF PROPOSAL 2.


                                      5.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table under the caption "Compensation of Executive Officers" below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                BENEFICIAL OWNERSHIP (1)
                                                ------------------------
                                                NUMBER OF     PERCENT OF
BENEFICIAL OWNER                                 SHARES          TOTAL
----------------                                ---------     ----------

Hoechst Marion Roussel(2)
10236 Marion Park Drive........................  2,119,333        11.1%
Kansas City, MO  64137-1405

Bert Fingerhut(3)..............................    550,207         2.9

Kenneth R. Lynn(4).............................    197,503         1.1

Paul J. Jerde(5)...............................    123,399         *

Joseph L. Turner(6)............................     85,037         *

Gilbert Carnathan(7)...........................     55,746         *

Diarmuid Boran(8)..............................     53,448         *

Donald Kennedy(9)..............................     30,650         *

Allen Misher(10)...............................     24,750         *

Charles Cohen(11)..............................        497         *

All executive officers and directors
 as a group (9 persons)(12)....................  1,121,237         5.8

--------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the
      "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,518,079 shares outstanding on March 1, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes warrants to purchase 562,576 shares, which are exercisable within 60 days of the date of this table.

(3) Includes options to purchase 140,012 shares, which are exercisable within 60 days of the date of this table. Also includes 3,000 shares held by Mr. Fingerhut's wife and 17,000 shares by Mr. Fingerhut's minor daughter.


                                       6.

(4) Includes options to purchase 194,070 shares, which are exercisable within 60 days of the date of this table.

(5) Includes options to purchase 110,739 shares, which are exercisable within 60 days of the date of this table.

(6) Includes options to purchase 73,286 shares, which are exercisable within 60 days of the date of this table.

(7) Includes options to purchase 53,279 shares, which are exercisable within 60 days of the date of this table.

(8) Includes options to purchase 51,939 shares, which are exercisable within 60 days of the date of this table.

(9) Consists of options to purchase 30,650 shares, which are exercisable within 60 days of the date of this table.

(10) Includes options to purchase 19,750 shares, which are exercisable within 60 days of the date of this table.

(11) Includes options to purchase 497 shares, which are exercisable within 60 days of this table.

(12) Includes options to purchase a total of 674,222 shares, which are exercisable within 60 days of the date of this table by executive officers and directors.

                                       7.

                                 EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director receives options to purchase Common Stock of the Company under the 1992 Amended and Restated Non-Employee Directors' Stock Option Plan (the "1992 Directors' Plan") as compensation for his or her services as a director and receives additional options under such plans for service on certain committees of the Board. Options may also be granted to non-employee directors outside of such Plan. Outside directors receive $1,000 per Board meeting attended and $1,000 per committee meeting attended if held on a non-Board meeting occasion and an additional $6,000 annually.

     Option grants under the 1992 Directors' Plan are automatic and non-discretionary. Each person who was a non-employee director of the Company as of the adoption date of the 1992 Directors' Plan was granted options generally covering 25,000 shares, with adjustments to equalize the directors' overall options in light of options previously granted to them. Such options generally become exercisable ("vest") in year-end installments of 5,000 shares. For services as Chairman, Mr. Fingerhut received an option covering an additional 21,250 shares (the "Chairman Option"), vesting at the rate of 416.67 shares per month, and each member of the Compensation and Audit Committees received options covering an additional 500 shares for each committee on which he served. In addition, (a) each person subsequently elected for the first time as a non-employee director is granted an option on the date of his or her initial election as a director to purchase a pro rata portion of 25,000 shares, depending upon when he or she is elected, which options generally vest in year-end installments of 5,000 shares; (b) each person subsequently elected for the first time to the Audit or Compensation Committee is granted an option to purchase 500 shares if elected before July 1, or a portion thereof, prorated on a quarterly basis, if elected after such date, vesting in full on December 31; (c) each non-employee director receives an annual option to purchase an additional number of shares, determined by multiplying 5,000 by a fraction, the numerator of which is $20 and the denominator of which is the fair market value per share of the Common Stock on the grant date, subject to minimum and maximum limits of 2,500 and 5,000 shares, respectively, vesting quarterly over five years; and (d) each non-employee director who is a member of the Company's Audit or Compensation Committee receives an annual option to purchase 500 shares, vesting in full on December 31. Vesting of all options is subject to continued service as a non-employee director or employee of the Company during the vesting period and, in the case of options granted for service on a committee, to continued service on the applicable committee. As of March 1, 1997, 1,650 options had been exercised under the 1992 Directors' Plan.

     All non-employee directors are reimbursed for their expenses incurred in attending Board of Directors meetings. In addition, Dr. Misher and the Company entered into a consulting agreement for the period February 1, 1995 through January 31, 1996 pursuant to which Dr. Misher was paid $25,000.

     Directors who are employees of the Company do not receive separate compensation for their services as directors.

     During the fiscal year ended December 31, 1996, non-employee directors received options pursuant to the 1992 Directors' Plan as follows: Mr. Cohen received options covering 6,250 shares at an exercise price of $1.52 per share; Mr. Fingerhut received options covering 6,000 shares at $2.56 per share; Dr. Misher received options covering 5,500 shares at $2.56 per share; Dr. Kennedy received options covering 5,500 shares at $2.56 per share; and Mr. Jerde received options covering 5,500 shares at an exercise price of $2.56 per share. Mr. Cohen also received options covering 18,750 shares at an exercise price of $1.42 per share not pursuant to any plan.

                                      8.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended December 31, 1996, 1995 and 1994, compensation awarded or paid to, or earned by, each person who served as the Company's Chief Executive Officer during 1996, its three other most highly compensated executive officers at December 31, 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                              Annual            Compensation
                                           Compensation           Awards
                                    --------------------------  -----------
                                                       Other                All Other
                                                       Annual    Securities  Compen-
Name and Principal                  Salary     Bonus  Compensa-  Underlying  sation
    Position                 Year     ($)       ($)    tion($)     Options    ($)(1)
--------------------         ----  --------   -------  -------    --------   --------
Kenneth R. Lynn              1996  $265,006   $65,000    --         75,000   $1,174
President, Chief             1995   230,499    75,000    --        275,000    1,099
Executive Officer and        1994   181,744      --      --        100,000    9,602
Chairman of the Board

Joseph L. Turner             1996   154,533    25,000    --         40,000    2,399
Vice President, Finance      1995   155,349    30,000    --         64,000    2,009
and Administration,          1994   147,000      --      --         60,000    1,473
Chief Financial Officer
and Secretary

Diarmuid Boran(2)            1996   140,046    25,000    --         40,000    1,707
Vice President,              1995   112,493    30,000    --         64,000    1,386
Corporate Development
and Planning

Gilbert Carnathan,           1996   129,608     --       --           --      2,034
Ph.D.(2)(3)                  1995   130,286    20,000    --         41,000    1,731
Vice President,
Preclinical Research

-------------
(1) Includes matching payments by the Company under its 401(k) Plan; for 1996, the amounts were $664, $1,529, $1,403 and $1,303 for Messrs. Lynn,
     Turner, Boran and Carnathan, respectively. Includes premiums paid by the Company for group term life insurance; for 1996, the amounts were $510, $870, $304 and $731 for Messrs. Lynn, Turner, Boran and Carnathan, respectively.

(2)  Mr. Boran and Dr. Carnathan became executive officers in 1995.

(3) Dr. Carnathan resigned as an officer and employee of the Company as of December 31, 1996. At such time, Dr. Carnathan and the Company entered into an agreement pursuant to which Dr. Carnathan will serve as a consultant and continue to receive his former salary and be eligible for certain health benefits until September 1997. Stock options held by Mr. Carnathan exercisable as of September 30, 1997 will be modified to allow exercise until the earlier of their expiration or June 30, 1998.

                                      9.

STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1993 Equity Incentive Plan. As of March 1, 1997, options to purchase a total of 1,377,073 shares were outstanding under the 1993 Equity Incentive Plan and options to purchase 92,037 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                           OPTION GRANTS IN LAST FISCAL YEAR

                                                                           Potential Realizable Value
                                                                           at Assumed Annual Rates of
                                                                           Stock Price Appreciation
                                    Individual Grants                      for Option Term(2)
                    ----------------------------------------------------   --------------------------
                    Number of    % of Total
                    Securities   Options
                    underlying   Granted to     Exercise or
                    Options      Employees in   Base Price     Expiration
                    Granted      Fiscal Year    ($/sh)         Date            5%($)    10%($)
Name                -----------  ------------   -----------    ----------      -----    ------
----
Kenneth R. Lynn      75,000 (1)     14.2%          1.52         12/13/06      $71,820  $181,260
Joseph L. Turner     40,000 (1)      7.6%          1.52         12/13/06      $38,304  $ 96,672
Diarmuid F. Boran    40,000 (1)      7.6%          1.52         12/13/06      $38,304  $ 96,672
Gilbert Carnathan      --             --            --            --             --        --

------------
(1) Vests 25% after one year and 6.25% quarterly thereafter, except that options may vest in full earlier in the event of a change in control of the Company. The Board of Directors has the authority to reprice options.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually.




                                      10.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                              Number of
                                              Securities          Value of
                                              Underlying         Unexercised
                                              Unexercised       In-the-Money
                                               Options at        Options at
                Shares                        12/31/96 (#)     12/31/96 ($)(1)
              Acquired On       Value         Exercisable/      Exercisable/
Name          Exercise (#)   Realized ($)    Unexercisable      Unexercisable
----          ------------  ------------     -------------      -------------

Kenneth R. Lynn        --          --     167,506 / 282,494        $ 0 / $  0

Joseph L. Turner       --          --      64,488 /  99,512          0 /    0

Diarmuid Boran         --          --      44,564 / 101,936          0 /    0

Gilbert Carnathan      --          --      46,994 /  41,056          0 /    0

--------------------
(1) Closing price of the Company's Common Stock on December 31, 1996 ($1.47) minus the exercise price of the options.


                                SEVERANCE PLAN

     The Company adopted the Executive Officers' Severance Benefit Plan (the "Severance Plan") on September 18, 1995, which was amended on December 13, 1996, to encourage senior employees to work in the Company's best interests following a change in control. In the event of an involuntary termination of employment within 60 days prior and 30 months following a change in control, all employees employed at the level of Vice President or above and such other management employees as may be designated by the Chief Executive Officer will receive compensation during the Benefit Period (defined below), a proportional bonus payment if one was received the year preceding the year in which the termination date occurs, and all outstanding unvested stock options will become fully vested on the termination date. The "Benefit Period" for employees other than the Chief Executive Officer is the period commencing on the termination date and (i) continues for 18 months following such date if the date occurs within 60 days prior or 12 months after a change in control, or (ii) continues for the period following the date the employee becomes eligible determined by reducing 30 months by the number of months the eligible employee was employed by the Company following a change in control. With respect to the Chief Executive Officer, the "Benefit Period" is the Chief Executive Officer's termination date and (i) continues for 24 months following such date if the date occurs within 60 days prior or 12 months after a change in control, or (ii) continues for the period following such termination date determined by reducing 36 months by the number of months the Chief Executive Officer was employed by the Company following a change in control.







                                       11.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                        ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") consisted during 1996 of Mr. Fingerhut and Drs. Kennedy and Misher. The Committee is responsible for recommending and administering the Company's policies governing employee compensation and for administering the Company's employee benefit plans, including its stock plans. The Committee evaluates the performance of management, recommends compensation policies and levels, and makes recommendations concerning salaries and incentive compensation.
The full Board of Directors reviews the Committee's recommendations regarding the compensation of the executive officers of the Company.

     The Company's executive compensation program is designed to attract and retain executives capable of leading the Company to meet its business
objectives and to motivate them to enhance long-term stockholder value.   The
key elements of the program are competitive pay and equity incentives.
Annual compensation for the Company's executive officers consists of three elements: a cash salary, an incentive bonus and stock option grants.

     Section 162(m) of the Internal Revenue Code ("Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based" compensation within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1993 Equity Incentive Plan with an exercise price equal to at least the fair market value of the Company's Common Stock on the grant date shall be treated as "performance-based compensation," to the extent the requirements of Section 162(m) are otherwise satisfied and consistent with the best interests of the Company. All options granted to executive officers under such plan after January 1, 1996 are eligible for treatment as "performance-based compensation."

     The Committee makes compensation determinations based upon a subjective assessment of a variety of factors, both personal and corporate, in evaluating the performance of the Company's executive officers and making compensation decisions. These factors include, in order of importance, the progress of the Company toward its long-term objectives, the individual contributions of each officer to the Company, and the compensation paid by selected biotechnology companies to individuals in comparable positions. The Committee's weighing of these factors in determining the compensation of an individual executive officer may vary. In awarding stock options, the Committee considers the number and value of an executive officer's outstanding stock options.

     At this point in the Company's evolution, the measures the Committee looks to in evaluating the Company's progress are the achievement and management of appropriate collaborative arrangements with larger pharmaceutical and biotechnology companies relating to the discovery and development of commercializable products; progress of products under development in pre-clinical (animal) testing; the effectiveness with which management identifies new strategic alternatives and its responses to new information such as the results of research programs and clinical trials in the context of the identified strategic alternatives; the efficient utilization of corporate resources; and the hiring and retention of subordinate officers and other key employees best capable of accomplishing the foregoing. When utilizing comparative data, the Committee attempts to set compensation levels in the mid-range of management compensation at the companies examined.

     Compensation paid during 1996 to Kenneth R. Lynn, the Company's Chief Executive Officer, was determined based on a subjective analysis of the criteria described above and reflected both the Company's strategic challenges for the coming year, including its need to establish new collaborative relationships with larger biotechnology and pharmaceutical companies, and the desire to compensate the chief executive officer in the mid-

--------------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

                                        12.

range of comparable biotechnology companies, based upon an industry survey covering 107 biotechnology and biopharmaceutical firms with between 51 and 149 employees.


     In 1996, the Company faced challenges in the management of its existing collaborations with larger pharmaceutical companies. The Company successfully completed the production of agreed quantities of Bradycor-TM- for SmithKline Beecham, receiving the agreed milestone payment, although the clinical trials under the collaboration ultimately did not demonstrate efficacy of the compound. During the course of the year, the Company made substantial preclinical progress in the development of a second generation bradykinin antagonist, CO-0597. The Company has successfully reduced its rate of cash depletion, depleting its cash reserves by approximately $2 million during the course of the year compared to a net depletion of $13 million the prior year. While some of the decline in cash depletion is accounted for by milestone payments received from SmithKline Beecham, the primary factor is a reduction in the rate of spending which was accomplished in part through the establishment of partnerships in 1995 and through the reduction in the Company's staffing levels. Despite the downsizing of the Company, Cortech's rate of voluntary attrition has been low during the course of the year.

     Cash bonuses and stock options were granted to the executive officers for 1996 based on the factors described above.


                                      Bert Fingerhut
                                      Donald Kennedy
                                      Allen Misher





                                         13.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on November 24, 1992 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market - US and (iii) the Hambrecht & Quist "Biotechnology Index". All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                        COMPARISON OF CUMULATIVE RETURNS




                                     [CHART]




                               COMPANY PERFORMANCE

--------------------------------------------------------------------------------
                           11/24/92   12/31/93    12/31/94   12/31/95   12/31/96
--------------------------------------------------------------------------------
Cortech, Inc.              $100.00    $ 171.88    $ 33.99    $ 32.04    $ 18.36
--------------------------------------------------------------------------------
Nasdaq Stock Market - U.S.  100.00      120.23     117.53     166.20     204.44
--------------------------------------------------------------------------------
H & Q Biotechnology Index   100.00       86.40      82.08     139.62     128.82
--------------------------------------------------------------------------------

--------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                                      14.

                             CERTAIN TRANSACTIONS

RELATIONSHIP WITH HOECHST MARION ROUSSEL, INC.

     Since 1987, the Company has entered into a series of agreements with Hoechst Marion Roussel, Inc. ("HMRI") relating to (i) the license by HMRI of the Company's neutrophil elastase inhibitors, (ii) research performed by the Company on behalf of HMRI and (iii) HMRI's equity investment in the Company.

     HMRI terminated the research and license agreements in December 1996 and returned all rights to the compound CE-1037 to the Company. HMRI paid a total of $14.1 million to the Company in research funding through such date. HMRI purchased $833,331 shares of preferred stock of the Company in 1988, which converted into an equal number of shares of common stock in 1993. In August 1996, the Company issued to HMRI an additional 200,00 shares of its common stock to purchase a right of first offer previously granted to HMRI.

     In connection with the research agreement and extensions thereof, the Company issued to HMRI warrants to purchase an aggregate of 562,576 shares of common stock at prices ranging from $4.00 to $6.00. These warrants expire on December 31, 1999.

     Terry Shelton, HMRI's Vice President, Research and Development Alliances Facilitation, serves as an advisor to the Company's management and Board for which he receives compensation of $6,000 per year plus meeting fees.

CP-0127 DEVELOPMENT CORPORATION

     In February 1992, the Company and CP-0127 Development Corporation completed a private placement of shares of CDC common stock and warrants to purchase Cortech Common Stock.

     Kenneth R. Lynn, Chairman of the Board and Chief Executive Officer of the Company, and Bert Fingerhut, a director, serve as directors of CDC. In addition, Mr. Lynn serves as President and Joseph L. Turner, Vice President, Chief Financial Officer and Secretary of the Company, serves as Secretary of CDC.

INDEMNIFICATION

     The Company's Certificate of Incorporation and Bylaws provide, among other things, that the Company will indemnify each officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.


                                       15.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                               By Order of the Board of Directors




                               JOSEPH L. TURNER
                               Secretary



April 23, 1997





                                        16.

                                 CORTECH, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1997

    The undersigned hereby appoints Kenneth R. Lynn and Joseph L. Turner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cortech, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cortech, Inc. to be held at The Red Lion Hotel, 3203 Quebec Street, Denver, Colorado on Wednesday, May 28, 1997, at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect one director to hold office until the 2000 Annual Meeting of Stockholders.

     / / FOR the nominee listed below.    / / WITHHOLD AUTHORITY to vote for the
nominee listed below.

                              NOMINEE:  Donald Kennedy

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE'S NAME BELOW

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

                  / / FOR         / / AGAINST        / / ABSTAIN

                                       DATED
                                       -----------------------------------------
                                       , 1997

                                       -----------------------------------------

                                       -----------------------------------------
                                                     SIGNATURE(S)

                                       Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.